Exhibit 12.1

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Year Ended December 31,
	2012	2013	2014	2015	2016
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(150,409)	$(81,825)	$110,581	$197,077	$277,665
Interest expense, net of amortization of premium/discount	377,070	339,044	254,380	236,709	218,963
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708
Distributed income of equity investees	451	409	454	512	422
Portion of rent expense representative of interest	445	443	416	364	312
Total Earnings	$237,829	$268,902	$374,522	$442,964	$505,070

Fixed Charges:
Interest expense, net of amortization of premium/discount	377,070	339,044	254,380	236,709	218,963
Capitalized interest	1,661	4,968	4,047	2,749	2,870
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708
Portion of rent expense representative of interest	445	443	416	364	312
Total fixed charges (1)	389,448	355,286	267,534	248,124	229,853
Preferred stock dividends	296	162	150	150	150
Total combined fixed charges and preferred stock dividends (2)	$389,744	$355,448	$267,684	$248,274	$230,003

Ratio of Earnings to Fixed Charges	—	—	1.4	1.8	2.2
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	1.4	1.8	2.2

(1)	For the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $151,619 and $86,384, respectively.

(2)	For the years ended December 31, 2012 and 2013 combined fixed charges and preferred stock dividends exceeded earnings by $151,915 and $86,546, respectively.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

	Year Ended December 31,
	2012	2013	2014	2015	2016
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(149,885)	$(81,819)	$110,581	$197,077	$277,665
Interest expense, net of amortization of premium/discount	377,070	339,044	254,380	236,709	218,963
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708
Distributed income of equity investees	451	409	454	512	422
Portion of rent expense representative of interest	445	443	416	364	312
Total Earnings	$238,353	$268,908	$374,522	$442,964	$505,070

Fixed Charges:
Interest expense, net of amortization of premium/discount	377,070	339,044	254,380	236,709	218,963
Capitalized interest	1,661	4,968	4,047	2,749	2,870
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708
Portion of rent expense representative of interest	445	443	416	364	312
Total fixed charges (1)	$389,448	$355,286	$267,534	$248,124	$229,853

Ratio of Earnings to Fixed Charges	—	—	1.4	1.8	2.2

(1)	For the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $151,095 and $86,378, respectively.